                         INTERACT INTERNATIONAL, INC.
                         LICENSED REAL ESTATE BROKERS
                             1747 NW 91ST AVENUE
                           CORAL SPRINGS, FL 33071
                      (954)345-4777   FAX: (954)752-4232

November 4, 1997

Carroll D. Vinson, President
Concap Equities, Inc.
One Insignia Plaza
Greenville, SC 29602

Re: The Carlton House n/k/a The Sterling Apartments
    Philadelphia, PA

Dear Carroll:

One of the worst times of my career as a real estate broker was during June, 1996 when Crescent Heights Investments, Inc. was unable to come to terms with your company, and the subject property was taken off the market.

A major apartment owner located in Philadelphia, having known of my marketing the property during 1996 recently inquired of my knowledge of the property. I explained the situation as it occurred in 1996, including the renovation program which had begun. I explained to the interested party that the buyer in 1996 had offered less than your company's "bottom line" selling price plus the deal offered on the renovations then expended and contracted for. I further explained how the cost of renovations had ballooned much higher since June of 1996, and therefore, the purchase price would be significantly higher at this time.

I have enclosed an unsolicited offer from James D. Scully, Scully Company, Jenkintown, PA in the amount of $40,000,000 all-cash. Apartment properties owned by Scully Company include the following:

                     1500 Locust Street, Philadelphia, PA
                       Radnor Crossing, St. Davids, PA
                     DeKalb Apartments, East Norriton, PA
                      Fair Oaks Apartments, Horsham, PA
                        Hatfield Village, Hatfield, PA
                 Westover Club Apartments, Jeffersonville, PA
                        Copley Place, Philadelphia, PA
                       Hathaway House, Philadelphia, PA
                      Imperial Towers, Philadelphia, PA
                      Park Drive Manor, Philadelphia, PA

                                ... and others

The potential buyer is familiar with the subject property, and your renovation program.

Please advise your company's interest in the offer.

Sincerely yours,

INTERACT INTERNATIONAL, INC.

/s/ Nate Brussels

Nate Brussels, Broker
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                          [SCULLY COMPANY LETTERHEAD]



NOBLE PLAZA, 801 OLD YORK ROAD                                     REAL ESTATE
JENKINTOWN, PENNSYLVANIA 19046
215-887-8400   FAX: 215-887-2428

                                          October 31, 1997

Mr. Nate Brussels
Interact International, Inc.
1747 NW 91st Avenue
Coral Springs, FL 33071

RE: THE STERLING
    JFK BLVD.
    PHILADELPHIA, PA

Dear Nate:

Please convey our potential interest in acquiring the above captioned property at $40 million, predicted upon our analysis of all books, records and the property itself.

As you are aware, we are principals in and manage 1500 Locust St., Philadelphia, PA (610 dwelling units, 45 stories), and we managed Parktown Place, Philadelphia, PA (1000 dwelling units) for Winthrop when they were outsourcing management. Therefore, if Insignia is genuinely motivated to sell the property, we can determine/confirm, without prolonged complication, the viability to us of the subject price.

                                          Sincerely,
                                          /s/ James D. Scully
                                          James D. Scully

JDS/cl